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                                                                    EXHIBIT 23.1

             INDEPENDENT AUDITORS' REPORT ON SCHEDULES AND CONSENT

The Board of Directors
Larizza Industries, Inc.:

The audits referred to in our report dated February 21, 1994, included the related financial statement schedules as of December 31, 1993, and for each of the years in the three-year period ended December 31, 1993, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our report refers to a change in the method of accounting for income taxes to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No 109, Accounting for Income Taxes.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data", and "Experts" in the prospectus.

                                          KPMG Peat Marwick
Detroit, Michigan
May 2, 1994